Exhibit 99.1

Report of Independent Auditors and

Consolidated Financial Statements

Global Superfoods Corp.

For the year ended December 31, 2025

and

May 24, 2024 through December 31, 2024 (Successor)

Navitas, LLC

January 1, 2024 through May 23, 2024 (Predecessor)

Report of Independent Auditors

The Board of Directors and Member

Global Superfoods Corp.

Report on the Audit of the Financial Statements

Opinion

We have audited the consolidated financial statements of Global Superfoods Corp. (the “Company”), which comprise the consolidated balance sheets as of December 31, 2025 and 2024, and the related consolidated statements of operations, stockholder’s equity, and cash flows for the year ended December 31, 2025, and period from May 24, 2024 through December 31, 2024, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the year ended December 31, 2025, and period from May 24, 2024 through December 31, 2024, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.
●

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

●

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

●

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Baker Tilly US, LLP

Sacramento, California

April 3, 2026

Report of Independent Auditors

The LLC Members

Navitas LLC

Report on the Audit of the Financial Statements

Opinion

We have audited the financial statements of Navitas LLC (the “Company”), which comprise of the statements of operations and members’ deficit, and cash flows for the period from January 1, 2024 through May 23, 2024, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the results of its operations and its cash flows for the period from January 1, 2024 through May 23, 2024, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.
●

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Baker Tilly US, LLP

Santa Rosa, California

January 30, 2026, except for the alleviation of the conditions that gave rise to substantial doubt about the Company's ability to continue as a going concern due to the completion of the acquisition by Laird Superfood, Inc.

as disclosed in Note 16, as to which the date is April 3, 2026.

Consolidated Balance Sheets

	Successor December 31, 2025	Successor December 31, 2024
Assets
Current assets
Cash and cash equivalents	$158,600	$314,700
Accounts receivable, net of allowance for credit losses of $4,300 and $5,600 as of December 31, 2025, and 2024, respectively	5,067,000	3,843,200
Inventories	8,661,700	5,169,200
Prepaid expenses and other current assets	595,400	668,900
Total current assets	14,482,700	9,996,000
Property and equipment, net	103,800	85,100
Operating right-of-use assets	471,300	504,100
Intangible assets, net	13,150,900	13,865,400
Goodwill	18,498,700	18,498,700
Other assets	17,000	14,200
Total assets	$46,724,400	$42,963,500
Liabilities, Redeemable Non-controlling Interests and Stockholder’s Equity
Current liabilities
Accounts payable	$3,735,400	$3,337,700
Accrued liabilities	1,756,200	1,000,800
Operating lease liabilities, current maturities	175,600	161,000
Line of credit	2,000,000	200,000
Notes payable, current maturities	7,443,900	564,100
Total current liabilities	15,111,100	5,263,600
Long-term liabilities
Operating lease liabilities, net of current maturities	326,900	343,100
Notes payable, net of current maturities	—	8,209,600
Deferred tax liability	1,923,600	1,383,200
Total long-term liabilities	2,250,500	9,935,900
Commitments and contingencies (Notes 9 and 16)
Redeemable non-controlling interests	77,000	77,000
Stockholder’s equity
Common stock - $0.0001 par value; 20,000 shares authorized, 2,200 shares issued and outstanding	—	—
Additional paid-in capital	22,414,600	22,000,000
Retained earnings	6,830,800	5,232,000
Non-controlling interests	40,400	455,000
Total stockholders’ equity	29,285,800	27,687,000
Total liabilities, redeemable non-controlling interests and stockholder’s equity	$46,724,400	$42,963,500

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Operations

	Successor	Successor	Predecessor
	For the year ended December 31, 2025	Period from May 24, 2024 through December 31, 2024	Period from January 1, 2024 to May 23, 2024
Net sales	$45,284,000	$23,686,300	$12,720,400
Cost of sales (exclusive of depreciation and amortization shown separately below)	30,891,800	16,640,600	8,041,300
Gross profit	14,392,200	7,045,700	4,679,100
Operating expenses
Selling, general, and administrative	11,100,900	6,259,200	4,739,500
Depreciation and amortization	783,400	524,600	56,000
Other	183,500	16,800	15,500
Total operating expenses	12,067,800	6,800,600	4,811,000
Income (loss) from operations	2,324,400	245,100	(131,900)
Other income (expenses)
Interest expense	(923,000)	(599,600)	(324,100)
Other income, net	742,200	—	—
Total other expenses, net	(180,800)	(599,600)	(324,100)
Income (loss) before income taxes	2,143,600	(354,500)	(456,000)
Income tax expense (benefit)	559,800	(81,000)	—
Net income (loss)	1,583,800	(273,500)	$(456,000)

Net income (loss) attributable to non-controlling interests	—	—
Net income (loss) attributable to Global Superfoods Corp.	$1,583,800	$(273,500)

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Stockholder’s Equity

Successor

	Shares	Amount	Additional Paid-in Capital	Retained Earnings	Non-Controlling Interests	Total Stockholder's Equity
Balance as of May 24, 2024	2,200	$—	$22,000,000	$5,504,700	$455,000	$27,959,700
Net loss	—	—	—	(273,500)	—	(273,500)
Other				800		800
Balance as of December 31, 2024	2,200	—	22,000,000	5,232,000	455,000	27,687,000
Net income	—	—	—	1,583,800	—	1,583,800
Contributions	—	—	—	15,000	—	15,000
Redemptions			414,600		(414,600)	—
Balance as of December 31, 2025	2,200	$—	$22,414,600	$6,830,800	$40,400	$29,285,800

Statement of Members’ Deficit

Predecessor

	Class A Units	Class B Units	Class C Units	Class D Units	Members’ Deficit
Balance as of December 31, 2023	108,170	10,526	67,074	1	$(40,336,000)
Net loss	—	—	—	—	(456,000)
Distributions	—	—	—	—	(84,700)
Balance as of May 23, 2024	108,170	10,526	67,074	1	$(40,876,700)

Consolidated Statements of Cash Flows

	Successor	Successor	Predecessor
	December 31, 2025	Period from May 24, 2024 through December 31, 2024	Period from January 1, 2024 to May 23, 2024
Cash flows from operating activities
Net income (loss)	$1,583,800	$(273,500)	$(456,000)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	783,400	524,600	56,000
Paid-in-kind interest on promissory note	213,800	130,000	142,500
Non-cash lease expense	173,500	39,200	—
Amortization of debt issuance cost	—	76,400	—
Write-offs, net of recoveries	(1,300)	5,600	2,000
Gain on sale of property and equipment	(4,200)	—	—
Deferred taxes	540,400	(87,900)
Changes in operating assets and liabilities:
Accounts receivable	(1,222,600)	(1,147,900)	218,600
Inventories	(3,492,400)	(132,700)	125,000
Prepaid expenses and other current assets	70,700	(164,700)	(302,500)
Accounts payable	397,700	192,800	496,200
Accrued liabilities	755,400	238,700	(85,900)
Operating lease liabilities	(142,300)	(24,300)	—
Net cash provided by (used in) operating activities	(344,100)	(623,700)	195,900
Cash flows from investing activities
Purchases of property and equipment	(87,600)	(38,400)	(32,100)
Business combination, net of cash acquired	—	1,448,900	—
Proceeds from sale of property and equipment	4,200	—	—
Net cash provided by (used in) investing activities	(83,400)	1,410,500	(32,100)
Cash flows from financing activities
Borrowings on line of credit	6,090,000	1,420,000	—
Repayments on line of credit	(4,290,000)	(1,220,000)	—
Borrowings on notes payable	—	4,750,000	—
Repayments on notes payable	(564,100)	(356,300)	—
Repayment of promissory note	(670,100)	(3,008,800)	—
Payment of debt issuance cost	—	(76,400)	—
Payment of paid-in-kind interest on promissory note	(309,400)	(22,900)	—
Contributions	15,000	—	—
Members distributions	—	(1,957,700)	(84,700)
Net cash provided by (used in) financing activities	271,400	(472,100)	(84,700)
Net change in cash	(156,100)	314,700	79,100
Cash, beginning of the period	314,700	—	1,369,900
Cash, end of the period	$158,600	$314,700	$1,449,000

Consolidated Statements of Cash Flows (Continued)

	Successor	Successor	Predecessor
	December 31, 2025	Period from May 24, 2024 through December 31, 2024	Period from January 1, 2024 to May 23, 2024
Supplemental cash flow information:
Interest paid in cash	$712,000	$507,700	$107,100
Income taxes paid in cash	$53,600	$30,800	$19,900

Supplemental disclosure of non-cash investing and financing activities:
Distributions payable accrued as liabilities	$—	$—	$1,957,700
Settlement of redemption liability as part of reorganization transaction, net of cash acquired	$—	$25,756,100	$—
ROU assets acquired as a result of operating lease liabilities	$551,700	$528,400	$—
Derecognition of right of use asset and operating lease liabilities due to lease termination	$411,000	$—	—
Reclassification of non-controlling interests to additional paid-in-capital due to redemptions	$414,600	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

Notes to the Consolidated Financial Statements

Note 1 – Description of operations, Basis of presentation, and Summary of significant accounting policies

Description of operations – Global Superfoods Corp. (the “Company” or “GSC”), a Delaware corporation, is a holding company whose primary activity is investment in Navitas, LLC (“Navitas”), a Delaware Limited Liability Company (LLC). Navitas sells organic superfoods to distributors and retail customers, primarily throughout the United States, from a third-party warehouse and co-packing facilities in California and Nevada.

GSC originally invested in Navitas in April 2015, and until obtaining a controlling interest in Navitas on May 24, 2024, the Company had neither any significant operations nor generated any revenues. See “Note 2 - Business Combination” for further discussion.

On December 21, 2025, the Company and its subsidiary, Navitas LLC, entered into a definitive agreement with Laird Superfood, Inc. (“Laird”) pursuant to which Laird will acquire all of the outstanding equity of Navitas for a purchase price of $38,500,000, subject to adjustments as defined in the agreement (the “Navitas Acquisition”). The transaction is subject to shareholder and regulatory approval, and customary closing conditions.

Basis of presentation – The consolidated financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). References to ASC and ASU included hereinafter refer to the Accounting Standards Codification and Accounting Standards Updates established by the Financial Accounting Standards Board (FASB) as the source of authoritative U.S. GAAP. All intercompany accounts and transactions have been eliminated in consolidation. The Company has not entered into transactions that require presentation as other comprehensive income (loss). Total comprehensive income (loss) is equal to net income (loss) for all periods presented.

On May 24, 2024 (the “Closing Date” or “Reorganization Date”), the Company entered into a Reorganization Agreement (the “Reorganization Agreement”) by and among the Company, Navitas, and the members of Navitas. Pursuant to Reorganization Agreement, the Company obtained a controlling interest in Navitas. The Company was deemed the accounting acquirer in the reorganization, and Navitas was deemed to be the predecessor entity. Accordingly, the historical financial statements of Navitas became the historical financial statements of the Company, upon the consummation of the transaction. As a result, the financial statements included in this report reflect (i) the historical operating results of Navitas prior to the Reorganization Date ("Predecessor") and (ii) the consolidated results of the Company, including Navitas following the Reorganization Date ("Successor"). The accompanying financial statements include a Predecessor period, which was the period January 1, 2024 through May 23, 2024, concurrent with completion of the acquisition and a Successor period from May 24, 2024 through December 31, 2024 and for the year ended December 31, 2025. As a result of the acquisition, the results of operations, financial position and cash flows of the Predecessor and Successor may not be directly comparable. A black line between the Successor and Predecessor periods has been placed in the consolidated financial statements and in the tables to the notes to the consolidated financial statements to highlight the lack of comparability between these two periods as the acquisition accounting resulted in a new basis of accounting for the Company.

Accounting estimates and uncertainties – The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. The more significant estimates are customer deposits for bottles, the reserve for trade spend, and the reserve for inventory obsolescence.

The Company evaluates estimates on an ongoing basis using historical experience, as well as other factors believed appropriate under the circumstances, such as current economic conditions, and adjusts or revises estimates as circumstances change. Uncertainties regarding such estimates and assumptions are inherent in the preparation of consolidated financial statements and actual results may differ from these estimates and assumptions.

Concentrations of risk – Financial instruments potentially subjecting the Company to concentrations of credit risk consist primarily of bank demand deposits in excess of FDIC insurance thresholds and accounts receivable of its subsidiary, Navitas.

For each customer representing 10% or more of the Company’s total receivables, the following table summarizes its receivables as a percentage of total receivables for each applicable period:

	Successor
	December 31, 2025	December 31, 2024
Receivables as a percent of total receivables for:
Customer A	15%	*
Customer B	36%	15%
Customer C	10%	35%
Customer D	15%	*

*Denotes less than 10%

For each customer representing 10% or more of the Company’s total net sales, the following table summarizes its net sales as a percentage of total net sales for each applicable period:

	Successor	Successor	Predecessor
	December 31, 2025	Period from May 24, 2024 through December 31, 2024	Period from January 1, 2024 to May 23, 2024
Net sales as a percent of total net sales for:
Customer A	30%	39%	36%
Customer B	18%	18%	15%
Customer C	*	13%	19%
Customer D	10%	*	*

*Denotes less than 10%

Revenue recognition – Revenues primarily consist of the sale of goods that are sold to retailers and distributors through direct sales forces and distributor arrangements. These revenue contracts generally have single performance obligations. Revenue, which includes shipping and handling charges billed to the customer, is reported net of variable consideration and consideration payable to customers, including applicable discounts, returns, allowances, trade promotion, and other costs. Amounts billed and due from customers are classified as receivables and require payment on a short-term basis; therefore, the Company does not have any significant financing components.

Revenue is recognized when the performance obligation is satisfied by transferring control of the products to customers. Control is transferred upon delivery of the product to the customer or the pickup of the product by the customer. Shipping and/or handling costs that occur before or after the customer obtains control of the goods are deemed to be fulfillment activities and are accounted for as fulfillment costs. The Company assesses the products promised in customers’ purchase orders and identifies a performance obligation for each promise to transfer a product that is distinct.

The Company offers various forms of trade promotions, and the methodologies for determining these provisions are dependent on customer pricing and promotional practices, which range from contractually fixed percentage price reductions to provisions based on actual occurrence or performance. The costs of these activities are recognized at the time the related revenue is recorded, which normally precedes the actual cash expenditure. The recognition of these costs, therefore, requires management judgment regarding the volume of promotional offers that will be redeemed by either the distributor or retailer. These estimates are made using various techniques, including historical data, on performance of similar promotional programs. Differences between estimated expense and actual redemptions are recognized as a change in management estimate in a subsequent period.

The Company has not identified any incremental costs to obtain a contract and does not incur significant fulfillment costs requiring capitalization.

Accounts receivable and allowance for credit losses – The Company provides trade credit to customers in the normal course of business. Accounts receivable are typically unsecured and are derived from sales to customers. Accounts receivable are reported at net realizable value. An allowance for credit losses for expected uncollectible amounts is established based upon an analysis of accounts receivable balances with similar risk characteristics on a collective basis, considering factors such as the aging of receivables balances, historical loss experience, current information, and future expectations. Each reporting period, the Company reassesses whether any accounts receivable no longer share similar risk characteristics and should instead be evaluated as part of another pool or on an individual basis. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Receivables are generally due within 30 days. Finance charges are generally not assessed on past-due accounts. Delinquent receivables are written off based on individual credit evaluations and specific circumstances of the customer.

Allowance for credit losses was $4,300 and $5,600 as of December 31, 2025 and 2024, respectively.

An allowance has been established for trade discounts, which customers ordinarily deduct from amounts due to the Company. The balances for these allowances were $178,000 and $352,700 as of December 31, 2025 and 2024, respectively.

As of January 1, 2024, the balance of accounts receivable, net was $2,921,500.

Inventories – Inventories are stated at the lower of cost or net realizable value. Cost is determined by the weighted average method determined at the specific lot level. Inventories consist of raw materials, packaging, finished goods, and tolling charges.

Property and equipment – Property and equipment are stated at cost and depreciated using the straight-line method over the assets’ estimated useful lives. Leasehold improvements are stated at cost and amortized using the straight-line method over the shorter of the estimated useful life of the asset or the life of the lease. Costs of maintenance and repairs are charged to expenses as incurred; significant renewals and betterments are capitalized. Estimated useful lives are as follows:

Asset Category	Estimated Useful Life
Machinery and equipment	3 to 7 years
Computer equipment	3 to 5 years
Office furniture and fixtures	5 to 7 years

Fair value of financial instruments – The Company determines fair value based upon the exit price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In arriving at fair value, we use a hierarchy of inputs that maximizes the use of observable inputs and minimizes the use of unobservable inputs. The three levels of input used to measure fair value are as follows:

●	Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
●

Level 2: Observable inputs, other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●

Level 3: Unobservable inputs reflecting the Company’s own assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The carrying amounts of accounts receivable, accounts payable and accrued expenses approximate fair values because of the short-term nature of these items.

The fair value of our long-term variable rate debt approximates carrying value, excluding the effect of unamortized debt discount, as they are based on borrowing rates currently available to the Company for debt with similar terms and maturities (Level 2 inputs). The fair value of all other fixed rate debt is indeterminable given the related party nature of the outstanding obligations.

Operating lease right-of-use (ROU) assets and liabilities – Transactions give rise to leases when the Company receives substantially all of the economic benefits from and has the ability to direct the use of the specified property or equipment. The Company only has lessee activity that is classified as operating leases and financing leases.

The Company recognizes a ROU asset and lease liability for each operating lease with a contractual term greater than 12 months at the time of lease inception. Leases with an initial term of 12 months or less are not recorded on the consolidated balance sheets but continue to be recognized as rent expense on a straight-line basis over the lease term. Leases often include options to extend, which are included in the determination of lease terms when they are reasonably certain to be exercised.

Operating lease liabilities are recorded based on the present value of lease payments over the lease term plus initial direct costs. When discount rates implicit in leases cannot be readily determined, the Company uses their incremental borrowing rate at lease commencement to perform lease classification tests and to measure lease liabilities and ROU assets. Lease expense for operating leases is recognized on a straight-line basis over the lease term.

Total lease costs recorded as rent include fixed operating lease costs and short-term lease costs. Fixed operating lease costs are recognized on a straight-line basis over the lease term.

The ROU asset is measured at the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date, and initial direct costs.

Goodwill and intangible assets - Goodwill represents the excess of purchase price of acquired businesses over the fair value of the underlying net tangible and intangible assets acquired. The Company evaluates the impairment of its goodwill annually or more frequently when events or changes in circumstances indicate that goodwill may be impaired. Goodwill is required to be evaluated for impairment at the reporting unit level, which represents the operating segment level or one level below the operating segment level for which discrete financial information is available. The Company has one reporting unit, Navitas.

The Company first assesses qualitatively, step zero, whether it is necessary to perform step one of the annual impairment tests. An entity is required to perform step one if the entity concludes that it is more likely than not that a reporting unit’s fair value is below its carrying amount (that is, a likelihood of more than 50%). When step one indicates that the reporting unit’s carrying value exceeds its fair value, an impairment will be recorded.

The Company performs an annual goodwill impairment assessment or more frequently if events or circumstances arise which indicate that goodwill may be impaired. An assessment can be performed by first completing a qualitative assessment on some or all of its reporting units. The Company can also bypass the qualitative assessment for any reporting unit in any period and proceed directly to the quantitative impairment test, and then resume the qualitative assessment in any subsequent period. Qualitative indicators that may trigger the need for annual or interim quantitative impairment testing include, among other things, deterioration in macroeconomic conditions, declining financial performance, deterioration in the operational environment, or an expectation of selling or disposing of a portion of a reporting unit. Additionally, a significant change in business climate, the loss of a significant customer, increased competition, a sustained decrease in share price, or a decrease in estimated fair value below book value may trigger the need for interim impairment testing of goodwill associated with one or more reporting units.

If the Company believes that, as a result of its qualitative assessment, it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is required. The quantitative test involves comparing the fair value of each reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recorded as a reduction to goodwill with a corresponding charge to earnings in the period the goodwill is determined to be impaired. Any goodwill impairment is limited to the total amount of goodwill allocated to that reporting unit. The income tax effect associated with an impairment of tax-deductible goodwill is also considered in the measurement of goodwill impairment. As of December 31, 2025 and 2024, the Company performed a qualitative analysis and determined there were no impairment charges for the period.

The Company considers the income and market approaches when estimating the fair value of its reporting units, which requires significant judgement in evaluating economic and industry trends, estimated future cash flows, discount rates, and other factors.

The intangible asset consisting of the brand name has been recorded based on its fair value at the date of acquisition and is amortized over its economic useful life, which is 20 years. Amortization expense is recorded in selling, general and administrative expenses on the consolidated statements of operations for the Successor.

Income taxes – Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as for net operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured at the enacted income tax rates expected to apply in the taxable year in which the asset or liability is expected to be recovered or settled.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some or all of a deferred income tax asset will not be realized. Valuation allowances are provided when management believes, after estimating future taxable income, considering feasible income tax planning opportunities, and weighing all facts and circumstances, that certain deferred tax assets are not recoverable.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured. The Company records interest expense and penalties on uncertain tax liabilities in the provision for income taxes.

For the Predecessor period, Navitas has been historically treated as a pass-through entity for federal income tax purposes. Any income or loss is passed through Navitas and will be reported by the members for tax purposes. Any income or loss is passed through the LLC and will be reported by the members for tax purposes. As a result, Navitas does not record any provision for income taxes.

Contingencies – In the normal course of operations, the Company may be subject to claims, possible claims, and litigations from customers, suppliers, and other parties. Although management believes that it has adequately provided for the matters identified, the final outcome with respect to these matters, or with respect to future matters, cannot be predicted with certainty; therefore, there can be no assurance that their resolution will not have a material adverse effect on the Company’s financial position or results of operations in a particular fiscal year.

Redeemable non-controlling interests -Upon a redemption request from the holders of the Navitas’ Class D units, the Company is obligated to redeem the units for an agreed upon redemption price as set forth in the Reorganization Agreement, at a price equal to the amount that would be distributed to the unitholders as if a liquidation distribution was to occur as if Navitas’ assets were sold for an amount equal to 50% of the sum of (a) 1.69 times the Company’s gross revenues for the trailing 12 months as of the date of the redemption request, and (b) 10 times adjusted earnings before interest, taxes, depreciation, and amortization as of the date of redemption request. For SEC registrants, contingent redeemable securities outside the control of the issuer that are not liabilities are reported in mezzanine equity on the balance sheet. Therefore, the Company has presented its redeemable non-controlling interests as mezzanine equity.

Shipping and handling – Shipping and handling costs are included in cost of sales.

Advertising – Advertising costs are expensed as incurred and were $402,100, $97,100, and $139,300, for the year ended December 31, 2025 (Successor), period from May 24, 2024 through December 31, 2024 (Successor), and January 1, 2024 through May 23, 2024 (Predecessor), respectively. Advertising costs are recorded within selling, general and marketing expenses in the consolidated statements of operations.

Affiliate entities and related-party transactions – The Company evaluates whether or not agreements and business activities with affiliated entities and related parties should be consolidated under accounting standards that address consolidated-by-business enterprises of variable interest entities (VIEs). Management evaluates the Company’s explicit and implicit variable interests to determine if they have any variable interests in VIEs. Explicit variable interests that directly absorb the variability of a VIE can include contractual or other pecuniary interests, such as loans, guarantees, and equity investments. An implicit variable interest acts the same as an explicit variable interest except it involves absorbing of variability indirectly from the VIE. The Company has not identified any VIEs for the year ended December 31, 2025 (Successor), period from May 24, 2024 through December 31, 2024 (Successor), and January 1, 2024 through May 23, 2024 (Predecessor).

Recently adopted accounting pronouncements - In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. ASU 2023-09 requires additional disclosures related to rate reconciliation, income taxes paid, and other disclosures. Under ASU 2023-09, for each annual period presented, public entities are required to (1) disclose specific categories in the tabular rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold. In addition, ASU 2023-09 requires all reporting entities to disclose on an annual basis the amount of income taxes paid disaggregated by federal, state, and foreign taxes as well as the amount of income taxes paid by individual jurisdiction. The Company adopted ASU 2023-09 during the fourth quarter of 2025 on a prospective basis and updated the income tax disclosures to comply with the requirements. The standard did not have a material impact on the Company's consolidated financial statements. Income taxes paid during the annual period of 2025 were insignificant. Refer to “Note 13 – Income Taxes”.

Recently issued accounting pronouncements - In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. ASU 2024-03 requires additional disclosures about the nature of expenses included in the income statement, such as purchases of inventory, employee compensation, and depreciation. ASU 2024-03 is effective for public business entities for annual periods beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027, as clarified by Income Statement—ASU 2025-01, Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220- 40): Clarifying the Effective Date. Early adoption is permitted. The Company is currently evaluating the impact of ASU 2024-03 on its consolidated financial statements and related disclosures.

In March 2024, the FASB issued ASU 2024-01,Compensation—Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards, which clarifies how an entity determines whether a profits interest or similar award is a share-based payment arrangement that is within the scope of ASC 718, Compensation - Stock Compensation. This accounting standard is effective for fiscal are effective for fiscal years beginning after December 15, 2025, including interim periods within those years. Early adoption is permitted. ASU 2024-01 can be applied retrospectively to all prior periods presented in the financial statements or prospectively to profits interest and similar awards granted or modified on or after the date at which the entity first applies this accounting standard. The Company is currently evaluating the impact of ASU 2024-01 on its consolidated financial statements and related disclosures.

In July 2025, the FASB issued ASU No. 2025-05, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets. ASU 2025-05 provides a practical expedient that permits entities to assume that current conditions as of the balance sheet date will remain unchanged over the remaining life of current accounts receivable and current contract assets when estimating the expected credit losses. ASU 2025-05 is effective for annual periods beginning after December 15, 2025, and interim periods within those annual reporting periods. Early adoption is permitted. ASU 2025-05 should be applied on a prospective basis. The Company is currently evaluating the impact of ASU 2025-05 on its consolidated financial statements and related disclosures.

Note 2 – Business Combination

On the Reorganization Date, the Company obtained control of Navitas pursuant to the Reorganization Agreement and related Sixth Amended and Restated Limited Liability Company Agreement of Navitas. Prior to the Reorganization Date, the Company held Class C units in Navitas. Under the Reorganization Agreement, the Company’s Class C units and related put right were cancelled and retired in exchange for 22,000,000 new Class A units of Navitas. Concurrently, Navitas entered into an amended mezzanine loan agreement with Advantage Capital Agribusiness Partners, L.P. (“Advantage”) and completed a recapitalization of its ownership interests. Following these transactions, the Company became the sole holder of Class A units of Navitas and therefore obtained control of Navitas as of the Reorganization Date.

The step-acquisition of Navitas has been accounted for as a business combination using the acquisition method of accounting. No gain or loss was recognized related to the Reorganization transaction as the Company was accounting for its investment in Navitas at fair value. The Company was deemed to be the accounting acquirer and Navitas was deemed to be the predecessor entity. As a result, the historical financial statements of Navitas became the historical financial statements of the Company upon consummation of the acquisition. Accordingly, the accompanying consolidated financial statements present (i) the historical operating results, financial position and cash flows of Navitas for periods prior to May 24, 2024 (the “Predecessor” periods) and (ii) the results of the Company, including Navitas, for periods on and after May 24, 2024 (the “Successor” periods). A black line between the Successor and Predecessor periods has been placed in the consolidated financial statements and notes to highlight the lack of comparability as the acquisition resulted in a new basis of accounting.

The purchase price has been allocated to the identifiable tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the Reorganization Date. The excess of the purchase price over the estimated fair value of net assets acquired recorded as goodwill, none of which is expected to be deductible for tax purposes. Goodwill is primarily attributable to the future economic benefit of the Company’s business, including anticipated revenue growth through the sale of future products to future customers. The identifiable assets acquired are expected to include, among other items, inventories and the brand name, and the liabilities assumed include debt obligations.

Fair value of consideration transferred

Description	Amount
Settlement of pre‑existing redemption right held by GSC	$27,205,000

Recognized amounts of identifiable assets acquired and liabilities assumed

Cash and cash equivalents	1,448,900
Accounts receivable	2,700,900
Inventories	5,036,600
Prepaid expenses and other current assets	497,800
Intangible asset	14,300,000
Property and equipment	136,600
Other assets	14,200
Accounts payable	(5,102,600)
Accrued liabilities	(762,100)
Notes payable	(7,282,600)
Deferred tax liability	(1,749,400)
Total identifiable net assets	9,238,300
Non-controlling interests	(532,000)
Goodwill	$18,498,700

As part of the purchase price allocation for the acquisition of Navitas, the Company identified Navitas’ brand names as an identifiable intangible asset. The fair value of the brand names was estimated using the relief from royalty method, a form of the income approach, which estimates the value of the asset based on the present value of the royalty payments that a market participant would be willing to pay to license the trademarks. The cash flow projections used in the valuation were based on estimates used to price the transaction, including market participant assumptions. The resulting cash flows were discounted using a rate that reflects the risks associated with the projected earnings and the overall weighted average cost of capital of the business.

Navitas’ Class A units and non-controlling interests are measured at fair value using an option pricing model, which incorporate assumptions that market participants would use in pricing the instruments.  Significant assumptions used in the option pricing model include the Company's equity value, expected volatility, risk-free interest rate, expected term, and dividend yields.  The expected term is a management assumption and is based on Management's expectations around the future liquidity events. Changes in these assumptions could have a material impact on the estimated fair value.

The Company incurred acquisition-related costs of $224,800.

Note 3 – Inventories

Inventories consisted of the following as of each period-end:

	Successor December 31, 2025	Successor December 31, 2024
Raw materials	$4,629,600	$3,036,400
Finished goods	4,032,100	2,132,800
Total inventories	$8,661,700	$5,169,200

The Company periodically reviews the value of items in inventory and provides write-offs of inventory, which are charged to cost of sales. For the years ended December 31, 2025 and 2024, nominal amounts of costs related to the disposal of and reserve for obsolete inventory are included in cost of sales.

Note 4 – Property and Equipment

Property and equipment consisted of the following as of each period-end:

	Successor December 31, 2025	Successor December 31, 2024
Leasehold improvements	$18,100	$42,500
Machinery and equipment	65,300	37,000
Computer equipment	117,400	90,400
Office furniture and fixtures	15,100	5,200
	215,900	175,100
Less accumulated depreciation and amortization	(112,100)	(90,000)
Property and equipment, net	$103,800	$85,100

Depreciation and amortization expense was $68,900, $90,000 and $56,000 for the year ended December 31, 2025 (Successor), period from May 24, 2024 through December 31, 2024 (Successor) and January 1, 2024 through May 23, 2024 (Predecessor), respectively.

Note 5 – Goodwill and Intangible Asset

Goodwill

Goodwill arising on a business is initially measured at cost, being the excess of the cost of an acquisition over the net identifiable assets and liabilities assumed at the date of acquisition and relates to the future economic benefits arising from assets which are not capable of being individually identified and separately recognized. Following initial recognition, goodwill is measured at cost less any accumulated impairment losses.

The following table summarizes the changes in the carrying amount of goodwill as of each period-end. There were no changes in the carrying amount of goodwill during the year ended December 31, 2025:

	December 31, 2025	December 31, 2024
Beginning balance	$18,498,700	$—
Reorganization transaction	—	18,498,700
Ending balance	$18,498,700	$18,498,700

Intangible asset

An intangible asset is capitalized separately from goodwill as part of a business combination at fair value at the date of acquisition. Subsequent to initial recognition, the intangible asset is carried at cost less any accumulated amortization and any accumulated impairment losses. The Company amortizes its intangible asset using the straight-line method. Amortization is recorded over the estimated useful lives of 20 years.

The following table summarizes the changes in the carrying amount of the intangible asset as of each period-end:

	December 31, 2025
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted-Average Remaining Useful Life (Years)
Brand name	$14,300,000	$(1,149,100)	$13,150,900	18.4

	December 31, 2024
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted-Average Remaining Useful Life (Years)
Brand name	$14,300,000	$(434,600)	$13,865,400	19.4

Amortization expense related to the intangible asset for the year ended December 31, 2025 (Successor), and the period from May 24, 2024 through December 31, 2024 (Successor) was $714,500 and $434,600, respectively. There was no intangible asset or amortization expense recognized in the Predecessor period.

The following table summarizes amortization of the intangible asset with definite lives as of December 31, 2025:

2026	$714,500
2027	714,500
2028	716,500
2029	714,500
2030 and thereafter	10,290,900
Total	$13,150,900

Note 6 – Leases

Prior to July 2025, the Company leased office and storage space from Niram, LLC, an entity owned by Navitas’ previous CEO and thus a related party. In July 2025, the lease with the related party was terminated, as the Company entered into a new lease agreement with a third party for an office space in San Rafael, California. The new lease commenced in July 2025 and has a lease term of 39 months. Accordingly, the right-of-use asset and lease liability for the prior lease with the related party was derecognized, and the right-of-use asset and lease liability for the new lease was recognized in the accompanying consolidated financial statements for the year ended December 31, 2025.

Total lease costs incurred by lease type and type of payment were as follows:

	Successor	Successor	Predecessor
	December 31, 2025	Period from May 24, 2024 through December 31, 2024	Period from January 1, 2024 through May 23, 2024
Operating leases	$209,100	$44,700	$—
Short-term leases	6,200	95,700	104,700
Total lease cost	$215,300	$140,400	$104,700

For the year ended December 31, 2025 (Successor), the period from May 24, 2024 through December 31, 2024 (Successor) and, the period from January 1, 2024 through May 23, 2024 (Predecessor), other supplemental quantitative disclosures were as follows:

	Successor	Successor	Predecessor
	December 31, 2025	Period from May 24, 2024 through December 31, 2024	Period from January 1, 2024 through May 23, 2024
Cash paid for amounts included in the measurement of lease liabilities	$163,700	$44,700	$—
ROU assets obtained in exchange for new operating lease liabilities	$551,700	$528,400	$—
Weighted-average remaining lease term in years for operating leases	2.75	3	—
Weighted-average discount rate for operating leases	3.85%	4.22%	—

On December 31, 2025, the undiscounted future lease payments over the lease term, along with a reconciliation of the undiscounted cash flows to lease liabilities, were as follows:

Years Ending December 31	Amount
2026	$192,100
2027	197,800
2028	139,900
Total undiscounted lease payments	529,800
Discount to present value of future payments	(27,300)
Less current portion of operating lease liabilities	(175,600)
Total noncurrent operating lease liabilities	$326,900

Note 7 – Line of Credit

Prior to October 2025, the Company maintains a $2,000,000 revolving line of credit with a financial institution that matures in May 2026. On October 8, 2025, the Company increased its line of credit from $2,000,000 to $3,000,000. The line of credit bears interest at a base rate or Secured Overnight Financing Rate (SOFR), plus an applicable margin, 8.00% on December 31, 2025. The line requires quarterly interest payments, with outstanding balance due upon maturity. The line of credit is collateralized by substantially all of the assets of the Company. The agreement requires compliance with certain restrictive financial covenants.

Note 8 – Notes Payable

In May 2024, the Company entered into a note payable with a financial institution that matures in May 2026. The note bears interest at a base rate or SOFR, plus an applicable margin, 7.07% on December 31, 2025. The note requires quarterly principal and interest payments, with the outstanding balance due upon maturity. The note is collateralized by substantially all of the assets of the Company. The agreement requires compliance with certain restrictive financial covenants.

The Company has a promissory note payable with a Class D Unit Holder of Navitas that was initially entered into in 2016, and subsequently amended on May 24, 2024, with the maturity date extended to September 2026. Interest is charged at 8% per annum based on the outstanding principal, paid in cash, and 5% paid in kind, compounding on a quarterly basis. The paid-in-kind interest will be accrued as part of the outstanding principal balance of the note, and cash interest is paid quarterly. Accumulated principal is due upon maturity. The Company is required to maintain certain covenants. This note is subordinated to the financial institution debt.

On October 22, 2025, the Company made a $1,000,000 prepayment, of which $979,500 reduced the principal balance of the promissory note, including all paid-in-kind interest accrued as part of the outstanding principal balance. The remainder of the prepayment was applied towards cash interest accrued as of October 22, 2025. This prepayment did not result in any modification to the remaining contractual terms of the debt.

Pursuant to the amended agreement for the promissory note, the Company is required to pay an exit fee upon repayment of the note in full. The amount depends on the repayment date: $200,000 if repaid on or before December 31, 2025, or $275,000 if repaid thereafter. As the Company expects to repay the note after December 31, 2025, the exit fee of $275,000 is being accreted to interest expense over the term of the note using the effective interest method. The Company recorded interest expense of $186,600 for the accretion of the exit fee in the consolidated statement of operations for the year ended December 31, 2025.

The following table reconciles the financial institution note payable and the promissory note payable as of December 31:

	Successor December 31, 2025	Successor December 31, 2024
Financial institution note principal	$3,829,700	$4,393,800
Promissory note principal	3,579,900	4,250,000
Promissory note paid-in-kind interest	34,300	129,900
Total note payable	$7,443,900	$8,773,700

As of December 31, 2025, as both the financial institution note and the promissory note are scheduled to mature in 2026, the total note payable balance of $7,443,900 is payable in 2026.

Note 9 – Commitments and Contingencies

Prior to May 2025, the Company guaranteed the mortgages of Niram, LLC, an entity owned by Navitas’ previous CEO and thus a related party, in the event of default. The mortgage was repaid, and guarantee was released in May 2025. Prior to May 2025, the Company did not record any liability related to this guarantee in the accompanying consolidated financial statements as the expected loss was insignificant.

Certain raw materials are purchased from suppliers under non-cancelable purchase contracts. The terms of the contracts consist of an agreed-upon quantity and price for the materials to be purchased. If the agreed-upon quantity is not purchased during the term of the contract, Navitas will be obligated to the supplier for the difference between the contracted price and the market price received by the supplier on the quantity not purchased. Total estimated outstanding commitments were approximately $11,988,200 and $10,091,400 as of December 31, 2025 and December 31, 2024, respectively. The Company expects to fulfill all purchase commitments during the normal course of business.

The Company applied for and received Employee Retention Tax Credits (ERTC) totaling $941,300 during the year ended December 31, 2025, related to amended payroll tax filings covering five quarters from April 1, 2020 through June 30, 2021. As of December 31, 2025, the applicable statute of limitations for IRS examination has expired for the periods claimed. Accordingly, the Company has concluded that the risk of disallowance is no longer present and has recognized the ERTC proceeds as income. The Company recorded ERTC proceeds of $738,000 as other income and $203,300 as interest income in the consolidated statement of operations for the year ended December 31, 2025.

Note 10 – Stockholder’s Equity, Non-controlling Interests, and Members’ Units

Successor - Stockholder’s equity and non-controlling interests

In March 2015, the Company, a Delaware Corporation, was formed and obtained an initial common stock contribution of $22,000,000.

In April 2015, the Company invested $22,000,000 for Class C units of Navitas. The transaction consisted of a $17,000,000 secondary purchase of existing membership units from legacy owners and a $5,000,000 primary capital contribution to Navitas and had the ability to exercise significant influence. On May 24, 2024, the Company consummated a Reorganization Agreement with Navitas, upon which Global Superfoods Corp. became the successor reporting entity.

As a result of the Reorganization Agreement, non-controlling interests of $532,000 was recognized, of which $77,000 is redeemable, representing the portion of net assets of consolidated subsidiaries not attributable to the Company. There were no equity issuances, dividends, or other equity transactions related to the non-controlling interests during the period from May 24, 2024 through December 31, 2024.

On December 20, 2025, the Company, through its operating subsidiary Navitas, redeemed 2,936,474 of Navitas’ class B units, with a total of $50 paid to existing class B unit holders as redemption payments. These redeemed units had a total carrying value of $414,700, which had been recorded as non-controlling interests. The Company accounted for this change in non-controlling interests as an equity transaction, with $414,600 reclassified from non-controlling interests to additional paid-in capital to reflect the Company’s acquisition of additional ownership interests in Navitas.

Predecessor – Member units

In May 2024, Navitas went through a reorganization of the member units. After reorganization there are three different classes of member interests in Navitas: Class A, Class B, and Class D. Class A Units vote as a single class. The Class B and Class D units represent a “profits interest” in Navitas, with no voting rights. Class A units maintain a distribution preference up to the Hurdle Amount calculated as $22,000,000 plus interest accrued daily at an 8% annual rate, compounded annually starting from April 30, 2015, plus the fair market value of any additional capital contributions made by the Class A unit holder. Thereafter, amounts up to a Participation Threshold, of $60,000,000 plus the fair market value of any additional capital contributions, are distributed to the Class A and Class B unit holders on a pari passu basis. After the Participation Threshold amount, 2% will be allocated to the Class D unit holders and 98% to the Class A and Class B unit holders on a pari passu basis. Effective May 24, 2024, Class D Unit holders had the option to convert the promissory note balance based on a valuation of $1.00 per unit within 180 days. This option was not exercised.

Prior to the reorganization occurring in May of 2024, there were four different classes of member interests in Navitas: Class A, Class B, Class C, and Class D. The Class A units were split equally between voting and nonvoting, and the Class B and Class D units represent a “profits interest” in Navitas. Each Class A voting unit, Class B unit, and Class C unit was entitled to one vote per unit, while Class D units were nonvoting. Profits and losses were allocated on a pro rata basis as if a liquidation distribution were to occur.

After January 1, 2022, the holders of the Class C and Class D units could require Navitas to redeem the Class C and Class D units at a price equal to the amount that would be distributed to the unitholders as if a liquidation distribution was to occur as if Navitas ’s assets were sold for an amount equal to 50% of the sum of (a) 1.69 times Navitas’s gross revenues for the trailing 12 months as of the date of the redemption request, and (b) 10 times adjusted earnings before interest, taxes, depreciation, and amortization as of the date of redemption request. On January 24, 2022, the holders of the Class C units submitted their redemption request.

Note 11 – Equity Method Investments with Fair Value Option Election

Prior to the Reorganization Date, the Company elected the fair value option to account for its investment in Navitas LLC (the “Investment”), in which the Company held an approximately 38% non-controlling ownership interest. The Company elected to account for this investment at fair value, rather than applying the equity method of accounting. As a result of this election, the investment was recorded at fair value and changes in fair value since inception were recognized in retained earnings of the Successor through May 23, 2024.

Note 12 - Revenue

Disaggregation of Revenue

The Company’s operating subsidiary, Navitas, disaggregates its revenue from the sale of goods to customers as wholesale revenue and e-commerce revenue. The Company has determined that disaggregating revenue into these categories best depicts how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors.

	Successor	Successor	Predecessor
	December 31, 2025	Period from May 24, 2024 through December 31, 2024	Period from January 1, 2024 through May 23, 2024
Wholesale revenue	$33,846,000	$18,762,900	$9,408,300
E-commerce revenue	11,438,000	4,923,400	3,312,100
Total revenue, net	$45,284,000	$23,686,300	$12,720,400

Note 13 – Income Taxes

The components of income taxes for each Successor period are as follows:

	For the year ended December 31, 2025 (Successor)	For the period from May 24, 2024 through December 31, 2024 (Successor)
Current
Federal	$—	$—
State	19,400	6,900
Total current	19,400	6,900
Deferred
Federal	447,900	(51,600)
State	92,500	(36,300)
Total deferred	540,400	(87,900)
Total income tax expense (benefit)	$559,800	$(81,000)

A reconciliation of the U.S federal statutory income tax rate to income tax expense for the year ended December 31, 2025, subsequent to the adoption of ASU 2023-09, is as follows:

For the year ended December 31, 2025 (Successor)	Amount
Income tax expense computed at the federal statutory rate	$450,700
State taxes, net of federal tax benefits (1)	92,200
Nontaxable or nondeductible items	16,900
Income tax expense	$559,800

(1) The states and local jurisdictions that contribute to the majority (greater than 50%) of the tax effect in this category include California and Illinois.

A reconciliation of the U.S federal statutory income tax rate to income tax benefit for the period from May 24, 2024 through December 31, 2024, prior to the adoption of ASU 2023-09, is as follows:

For the period from May 24, 2024 through December 31, 2024 (Successor)	Amount
Income tax benefit computed at the federal statutory rate	$(79,500)
State taxes, net of federal tax benefits	(20,300)
Permanent items	(6,500)
Other items	25,300
Income tax benefit	$(81,000)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liability as of December 31, 2025 and 2024 are as follows:

	December 31, 2025	December 31, 2024
Deferred tax assets
Net operating loss carryforward	$1,185,700	$1,309,600
Charitable contribution carryforward	—	34,700
Total deferred tax assets	1,185,700	1,344,300

Deferred tax liability
Investment in Navitas	(3,109,300)	(2,727,500)
Total deferred tax liability	(3,109,300)	(2,727,500)
Deferred tax liability	$(1,923,600)	$(1,383,200)

The Company evaluates the realizability of its deferred tax assets by assessing the valuation allowance and makes adjustments to the allowance as necessary. The factors used by the Company in assessing the likelihood of realization of its deferred tax assets include history of earnings, reversing temporary differences, forecasts of future taxable income, and available tax planning strategies that could be implemented. The Company’s ability or failure to achieve forecasted taxable income in the applicable taxing jurisdictions could affect the ultimate realization of its deferred tax assets. The Company has evaluated the available positive and negative evidence supporting the realization of its gross deferred tax assets and has determined it is more likely than not that the assets will be realized.

As of December 31, 2025, the Company had federal and state gross tax loss carry forwards of $3,091,100 and $6,286,300, respectively. The federal net operating loss (NOL) totaling $1,358,100 will begin to expire beginning in 2033 and the remaining $1,733,000 can be carried forward indefinitely. The state NOLs will begin to expire in 2036.

As of December 31, 2025, the Company does not have any unrecognized tax benefits.

The Company and Navitas file tax returns in the U.S. and various state jurisdictions. The tax years 2022 and thereafter remain open to examination for the Company and Navitas by the United States and state tax authorities.

Note 14 - Related Party Transactions

From 2015 through July 2025, the Company’s subsidiary, Navitas, leased its office space from Niram, LLC, an entity owned by Navitas’ previous CEO, thus is a related party to the Company. The table below summarizes rental expenses recognized related to this lease as of each period-end:

	Successor	Successor	Predecessor
	December 31, 2025	Period from May 24, 2024 through December 31, 2024	Period from January 1, 2024 to May 23, 2024
Rental expense	$104,200	$140,400	$104,700

On the Reorganization Date, the Company entered into a Reorganization Agreement with an investee, Navitas, and its members, to obtain a controlling interest.

The Company's majority shareholder is a private equity sponsor. Costs that are incurred at the majority shareholder level relate to its majority shareholder role as an owner of the Company, rather than to the Company’s day-to-day operations. The consolidated statements of operations do not include compensation charges incurred by the majority shareholder on behalf of the Company. No allocation of majority shareholder costs or other shared expenses has been made to the Company, as such costs were not incurred on the Company’s behalf and do not directly relate to the Company’s operations during the periods presented. Transactions with related parties may differ from those that would be negotiated with independent third parties and were not established through arm’s length negotiations.

Note 15 – Employee Benefit Plan

The Company has a 401(k) plan covering all eligible employees meeting certain age requirements. The plan provides for safe harbor matching and discretionary contributions. The total contributions to the plan by the Company were $122,700, $85,200 and $55,900, for the year ended December 31, 2025 (Successor), period ended May 24, 2024 through December 31, 2024 (Successor), January 1, 2024 through May 23, 2024 (Predecessor), respectively.

Incentive Awards Plan

In 2017, Navitas adopted the Incentive Award Plan (the “Incentive Plan”), which provides for the grant of incentive award points to employees, officers, directors, advisors, and outside consultants. Each award point gives the holder the right to potential cash payments if there is a Liquidity Event, (as defined in the Incentive Plan) if the value of Navitas exceeds a certain Distribution Threshold varying from $60,000,000 to $75,000,000. The incentive award points are not units or other ownership interest in Navitas but only represent a contractual liability to potentially receive payment of an amount in the future. If a Liquidity Event occurs, and to the extent award points become vested, the liquidity bonus amount is equal to the vested percentage (as determined as of the date of the Liquidity Event), multiplied by total number of incentive award points, and multiplied by 0.00001% of the excess of the Net Proceeds (as defined) above the Distribution Threshold. The Net Proceeds amount is determined by the amount of cash that would otherwise be available to Navitas members exclusive of transaction expenses and taxes. The award points generally vest 50% over a 5-year period and 50% upon a liquidity event, with payment only upon a liquidity event for Navitas.

There were 587,000 award points granted under the Incentive Plan as of December 31, 2025, and 2024 respectively, of which 266,100 award points were vested as of December 31, 2025 and 266,150 award points were vested as of December 31, 2024. The Company has not recognized compensation expense related to the award points for the year ended December 31, 2025 (Successor), period ended May 24, 2024 through December 31, 2024 (Successor) and January 1, 2024 through May 23, 2024 (Predecessor), as the Distribution Threshold is not probable of being triggered.

Phantom Interest Awards

The Company provides phantom interest awards under which eligible employees may be granted phantom interests that provide the right to receive a cash bonus upon the consummation of a qualifying change-in-control transaction. Phantom interests do not represent equity or ownership interests in the Company and do not convey voting, distribution, or management rights. Under the plan, a participant is entitled to receive a cash payment equal to a specified percentage of Eligible Proceeds from a Qualifying Transaction, as defined in the plan agreement. Eligible Proceeds generally represent the net transaction consideration payable to Navitas’ members after deductions for working capital adjustments, outstanding indebtedness, transaction expenses, transaction-related bonuses, and applicable payroll taxes in excess of $22,000,000, subject to adjustments as defined in the plan agreement. Phantom interests generally vest upon the occurrence of a Qualifying Transaction, provided the participant remains in continuous service with the Company through the transaction date.

Phantom interests representing 4.3% of Eligible Proceeds were granted as of December 31, 2025 and 2024. The phantom interest awards were granted in October 2024, and the Company has not recognized compensation expense related to the award points for the year ended December 31, 2025 (Successor) and the period from May 24, 2024 through December 31, 2024 (Successor), as the Qualifying Transaction is not probable of being triggered.

Note 16 - Subsequent Events

The Company has evaluated subsequent events that have occurred after the consolidated balance sheet date of December 31, 2025, through April 3, 2026, the date these financial statements were available to be issued.

In late January 2026, the Company initiated a voluntary recall of select lots of its 8oz organic chia seeds. This recall is being conducted as a precautionary measure following a recall initiated by the Company’s chia seed supplier due to possible Salmonella contamination. The Company is cooperating with the U.S. Food and Drug Administration and assessing the financial impact of the recall, including costs related to product returns, refunds, logistics, inventory losses, and supplier reimbursements. As of the issuance date of these financial statements, based on currently available information and applicable insurance coverage, the Company reasonably estimates that the ultimate financial impact of this matter will be insignificant.

On March 12, 2026, Laird Superfood, Inc. (“Laird”) completed the acquisition of the Company. Under the terms of the acquisition agreement, Laird acquired 100% of the outstanding equity interests of the Company for a purchase price of $38.5 million, subject to customary post‑closing purchase price adjustments. This transaction represents a nonrecognized subsequent event, and accordingly, the accompanying financial statements have not been adjusted to reflect its effects. No other subsequent events occurred that would require recognition or disclosure in the accompanying consolidated financial statements.

Concurrently with the acquisition by Laird, the Company repaid all its outstanding line of credit and notes payable and accrued interest with the financial institution and promissory note and accrued interest with the Class D Unit Holder.